Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FIRST QUARTER FISCAL 2020

HIGH POINT, N.C. (September 5, 2019) ─ Culp, Inc. (NYSE: CULP) today reported financial and operating results for the first quarter ended August 4, 2019.  This first quarter of fiscal 2020 included 14 weeks compared with 13 weeks for the first quarter of fiscal 2019.

Fiscal 2020 First Quarter Highlights

◾
Net sales were $74.8 million, up 4.7 percent over the prior year, with mattress fabrics sales up 12.5 percent and upholstery fabrics sales down 7.6 percent.  Net sales for home accessories were $4.3 million, with no full period of comparable prior-year sales as a result of the June 22, 2018, investment in eLuxury.

◾
Pre-tax income was $2.8 million, compared with $1.9 million for the prior-year period.  The results for the first quarter of fiscal 2019 included restructuring and related charges of $2.0 million related to the company’s closure of the Anderson, South Carolina, production facility.  Excluding these charges, pre-tax income for the first quarter of fiscal 2019 was $4.0 million. (See reconciliation tables on page 7).

◾
Net income attributable to Culp, Inc. shareholders was $1.3 million, or $0.11 per diluted share, compared with net income of $957,000, or $0.08 per diluted share, in the prior-year period.  The results for the first quarter of 2019 include the restructuring and related charges noted above.

◾
The company’s financial position reflected total cash and investments of $44.2 million and outstanding borrowings totaling $925,000 as of August 4, 2019, for a net cash position of $43.3 million.  (See summary of cash and investments table on page 6).

◾
Cash flow from operations and free cash flow were $2.0 million and $986,000, respectively, compared with cash flow used in operations and free cash flow of $(1.9 million) and $(4.6 million), respectively, for the prior-year period. (See reconciliation table on page 8).

◾	The company announced a quarterly cash dividend of $0.10 per share, payable in October.

◾	The company’s Board of Directors has approved additional share repurchases up to a total of $5.0 million.

Financial Outlook

◾
The projection for the second quarter of fiscal 2020 is for overall sales to be comparable to the same period last year.  Pre-tax income for the second quarter of fiscal 2020 is expected to be in the range of $3.2 million to $3.8 million.  Pre-tax income for the second quarter of fiscal 2019 was $4.3 million, which included a net benefit of $543,000 in restructuring and related charges and credits and other non-recurring items.  Excluding these charges, pre-tax income for the second quarter of fiscal 2019 was $3.7 million.

◾	Free cash flow for fiscal 2020 is expected to be comparable to last year’s results, even with an uncertain geopolitical environment.

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CULP Announces Results for First Quarter Fiscal 2020

September 5, 2019

First Quarter Fiscal 2020 Financial Results

For the first quarter ended August 4, 2019, net sales were $74.8 million, compared with $71.5 million a year ago.  On a pre-tax basis, the company reported income of $2.8 million, compared with pre-tax income of $1.9 million for the first quarter of fiscal 2019.  The financial results for the first quarter of fiscal 2019 included approximately $2.0 million in restructuring and related charges, due to the closure of the company’s Anderson, South Carolina, production facility.  Excluding these charges, pre-tax income for the first quarter of fiscal 2019 was $4.0 million.

The company reported net income attributable to Culp, Inc. shareholders of $1.3 million, or $0.11 per diluted share, for the first quarter of fiscal 2020, compared with net income of $957,000, or $0.08 per diluted share, for the first quarter of fiscal 2019.  The results for the first quarter of fiscal 2019 include the restructuring and related charges noted above.

The effective income tax rate for the first quarter of fiscal 2020 was 59.1 percent compared with 46.5 percent for the same period a year ago. The increase in the company’s effective income tax rate reflects the continued shift in mix of taxable income that is now mostly earned by the company’s foreign operations located in China and Canada at higher income tax rates in relation to the U.S.  Additionally, this current mix of taxable income has resulted in a significant increase in the company’s Global Intangible Low Taxed Income (GILTI) Tax, which represents as U.S. income tax on the company’s foreign earnings. Importantly, income taxes incurred in the U.S. on a cash basis for fiscal 2020 are projected to be minimal due to the projected utilization of the company’s U.S. Federal net operating loss carryforwards.

Commenting on the results, Frank Saxon, chairman and chief executive officer of Culp, Inc., said, “We are pleased to report a solid start to fiscal 2020 with our overall sales in line with expectations.  We are especially encouraged to see higher sales in mattress fabrics, following a difficult year of declining sales related to the influx of low-cost mattress imports from China, as well as retail disruption.  The domestic mattress industry appears to be stabilizing, and we are realizing some benefits from the punitive anti-dumping measures announced by the U.S. government early in the first quarter.  We are optimistic our business will continue improving with the further reduction of excess inventory of China mattress imports.  We have also faced considerable external challenges in the upholstery fabrics business due to the ongoing international trade disputes and recently imposed additional tariffs.  However, in spite of lower sales and uncertain market conditions, our upholstery fabrics business showed improved profitability for the first quarter of fiscal 2020.  Additionally, we continue to evaluate and develop our strategy for Culp Home Accessories, our finished products business.  We are focused on the best way to leverage this new online sales platform and expand our market reach with new products and customers.

“In each of our businesses, we executed our product-driven strategy with a relentless emphasis on design creativity and product innovation.  With the support of our flexible and growing global platform, we are confident we can sustain our strong competitive advantage and respond to the changing demand trends of our diverse customer base.  Importantly, we have the financial strength to pursue our growth strategy,” added Saxon.

Mattress Fabrics Segment

Mattress fabrics sales for the first quarter were $38.7 million, up 12.5 percent compared with $34.4 million for the first quarter of fiscal 2019.  Notably, this is the first quarter over quarter sales increase since the third quarter of fiscal 2018.

“We were energized by the return to a positive sales trend for mattress fabrics for the first quarter of fiscal 2020,” said Iv Culp, president and chief operating officer of Culp.  “In addition to an extra week of sales for the quarter, these results reflect a strong performance from CLASS, our sewn mattress cover business, as well as higher than expected sales of woven mattress fabrics.  We are benefitting from the growing demand for mattress covers from customers in the popular and expanding roll-packed (boxed) bedding space.  We have diversified our customer base in this market segment, and we are encouraged by additional opportunities with existing and new customers.  Our flexible, global platform supports this strategy and has allowed us to meet changing customer demands with outstanding service and delivery performance.

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CULP Announces Results for First Quarter Fiscal 2020

September 5, 2019

“While we were pleased with our top-line growth, our operating performance was affected by several factors during the first quarter of fiscal 2020.  We experienced temporary lower demand for our more profitable knitted products as customers absorbed existing excess inventory, resulting in reduced production schedules.  We also incurred certain employee-related costs that were higher than expected.  In spite of these challenges, we believe business conditions are stabilizing and will result in improved profitability going forward, as we continue to rationalize production in the most cost-effective locations.  Further, our sustainable manufacturing platform with enhanced capacity and distribution capabilities continues to provide the flexibility and scalability necessary to serve our customers in a changing global environment.

“We also remain committed to product innovation as we strive to deliver a favorable product mix of mattress fabrics and sewn covers.  As a firm acknowledgement of the evolving trends in bedding and mattresses, we have established a dedicated innovation team to ensure we are developing and offering the latest technologies and forward-looking products for our customers.  At the same time, we are enhancing our design capabilities with an expanded creative team to complement our innovation strategy.  Culp has traditionally enjoyed a strong competitive advantage in the marketplace with our creative designs and innovative products, and our new initiatives will allow us to further leverage these capabilities and expand our market reach.

“Looking ahead, we are optimistic that the mattress industry is improving and is benefiting from the anti-dumping measures against the Chinese importers and the continued sell-through of excess inventory.  We have a compelling business model supported by creative designs, innovative products, and an efficient global platform with the ability to provide the latest product offerings from fabric to sewn covers.  We look forward to the opportunities ahead for our mattress fabrics business in fiscal 2020,” said Culp.

Upholstery Fabrics Segment

Sales for this segment were $31.9 million for the first quarter, down 7.6 percent compared with sales of $34.5 million in the first quarter of fiscal 2019.

“Our upholstery fabrics sales were in line with expectations for the first quarter of fiscal 2020,” noted Boyd Chumbley, president of Culp’s upholstery fabrics division.  “The modest drop in sales over the prior-year period reflects the continued soft retail environment for residential furniture, as well as ongoing issues surrounding international trade agreements and the associated tariffs.  This unstable environment has disrupted supply chains throughout the furniture industry.

“In spite of these challenges, we aggressively pursued our product-driven strategy and remained focused on the diversification of our customer base.  We are continuing to make progress with Read Window Products (RWP), our window treatment and installation services business, which has supported our ability to expand our reach in the hospitality market.  We are optimistic about the future contribution from RWP as we grow this business.  We also continue to see favorable demand trends from our residential furniture customers for our popular line of highly durable, stain-resistant, LiveSmart® performance fabrics.  Notably, we recently extended this brand with the introduction of LiveSmart Evolve™, a new line of fabrics featuring the same performance technology combined with recycled fibers to deliver a sustainable textile product.  The LiveSmart Evolve™ launch has been well received in recent showings and affirms Culp’s ongoing commitment to environmental responsibility.  Above all, we continue to focus on product innovation and creative designs that meet the changing demands of our customers.

“Our improved operating performance for the first quarter of fiscal 2020 reflects a favorable product mix and a better currency exchange rate than we experienced a year ago.  While additional tariffs took effect during the quarter, we have worked closely with our customers to make adjustments in response to these new tariffs.  We are also pleased with the efficient scale-up of operations of our strategic partner relationships in Vietnam for additional sourcing of our cut and sew kits, and we will further pursue this opportunity to support our valued customers in light of the ongoing trade disputes between the U.S. and China.

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CULP Announces Results for First Quarter Fiscal 2020

September 5, 2019

“Looking ahead, the uncertainties surrounding additional proposed tariffs and the associated geopolitical risks make it difficult to forecast the potential impact on our business.  However, we are closely monitoring the situation, and we will enact appropriate responses as needed.  Despite these current challenges, we believe Culp has the right strategy in place for upholstery fabrics and is well positioned for the long term,” added Chumbley.

Culp Home Accessories Segment

Sales for this segment, which include the operation of eLuxury, Culp’s e-commerce and finished products business offering bedding accessories and home goods, totaled $4.3 million for the first quarter of fiscal 2020.  These sales are comparable to the fourth quarter of fiscal 2019.  There is no full period of comparable prior-year sales as a result of the June 22, 2018 investment in eLuxury, which occurred in the middle of the first quarter of fiscal 2019.

Commenting on the results, Culp said, “Our home accessories sales were in line with our expectations.  We are refining this business model with a more aggressive and strategic focus on the business-to-business market, along with greater customer diversification and new online retail marketplaces.  We also remain committed to improving the performance of our legacy product lines.  In tandem with our strategies, we are developing many new products and are excited about the opportunity to leverage this sales channel and reach new customers for Culp.”

Balance Sheet

“Maintaining a strong financial position remains one of Culp’s top priorities for fiscal 2020,” added Ken Bowling, executive vice president and chief financial officer of Culp, Inc.  “We reported $44.2 million in total cash and investments and outstanding borrowings totaling $925,000 as of August 4, 2019, for a net cash position of $43.3 million.  During the first quarter, we incurred $935,000 in capital expenditures and spent $1.2 million on regular dividends.  Also, operating lease assets and liabilities totaling $6.5 million at August 4, 2019, were recorded as a result of the adoption of a new lease accounting standard.”

Dividends and Share Repurchases

The company also announced that the Board of Directors approved the payment of the company’s quarterly cash dividend of $0.10 per share.  This payment will be made on or about October 15, 2019, to shareholders of record as of October 4, 2019.

The company did not repurchase any shares during the first quarter of fiscal 2020, leaving $1.7 million available under the previous $5.0 million share repurchase program approved by the Board in June 2016.  The Board has approved an increase in the authorization for the company to acquire its common stock back to a total of $5.0 million.

Since June 2011, the company has returned approximately $65 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Financial Outlook

Commenting on the outlook for the second quarter of fiscal 2020, Bowling remarked, “We expect overall sales to be comparable to the second quarter of last year.

“We expect mattress fabrics sales to be slightly up compared with the second quarter of fiscal 2019, and operating income and margins are expected to be moderately up as compared with the previous year’s second quarter.

“In our upholstery fabrics segment, we expect sales to be comparable to the same period last year.  Operating income and margins are expected to be slightly higher compared with the same period a year ago.  However, our projections are contingent upon any potential additional tariffs that could be imposed in the future and could therefore affect our operating costs.

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CULP Announces Results for First Quarter Fiscal 2020

September 5, 2019

“In our home accessories segment, we expect second quarter sales to be considerably down as compared with the second quarter of fiscal 2019, as we refine our strategies and focus on higher margin products. We expect an operating loss for the quarter, but with meaningful improvement as compared to the first quarter of fiscal 2020.

“Considering these factors, the company expects to report pre-tax income for the second fiscal quarter of 2020 in the range of $3.2 million to $3.8 million.  Pre-tax income for last year’s second quarter was $4.3 million, which included a net benefit of $543,000 in restructuring and related charges and credits and other non-recurring items.  Excluding these charges, pre-tax income for the second quarter of fiscal 2019 was $3.7 million.

“Based on our current budget, capital expenditures for fiscal 2020 are now expected to be in the $7.0 million to $8.0 million range.  Additionally, free cash flow for fiscal 2020 is expected to be comparable to last year’s results, even with an uncertain geopolitical environment,” added Bowling.

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Haiti.

This release contains forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties that may cause actual events and results to differ materially from such statements.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements to reflect any changes in management’s expectations or any change in the assumptions or circumstances on which such statements are based, whether due to new information, future events, or otherwise.  Forward-looking statements are statements that include projections, expectations, or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “anticipate,” “estimate,” “plan,” “project,” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, new product launches, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance or liquidity measures, as well as any statements regarding potential acquisitions, future economic or industry trends, or future developments. There can be no assurance that the company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. The future performance of our business depends in part on our success in conducting and finalizing acquisition negotiations and integrating acquired businesses into our existing operations. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in tariffs or trade policy, or changes in the value of the U.S. dollar versus other currencies, could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Finally, increases in market prices for petrochemical products can significantly affect the prices we pay for raw materials, and in turn, increase our operating costs and decrease our profitability.  Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 12, 2019 for the fiscal year ended April 28, 2019, and our subsequent periodic reports filed with the Securities and Exchange Commission.

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CULP Announces Results for First Quarter Fiscal 2020

September 5, 2019

CULP, INC. Condensed Financial Highlights (Unaudited)

	Three Months Ended
	August 4, 2019	July 29, 2018
Net sales	$74,847,000	$71,473,000
Income before income taxes	$2,842,000	$1,948,000
Net income attributable to Culp, Inc.	$1,338,000	$957,000
Net income per share:
Basic	$0.11	$0.08
Diluted	$0.11	$0.08
Average shares outstanding:
Basic	12,399,000	12,510,000
Diluted	12,410,000	12,600,000

Summary of Cash and Investments August 4, 2019, July 29, 2018, and April 28, 2019 (Unaudited) (Amounts in Thousands)

	Amounts
	August 4, 2019	July 29, 2018	April 28, 2019 *
Cash and cash equivalents	$44,236	$8,593	$40,008
Short-term investments - Held-To-Maturity	-	30,756	5,001
Total cash and investments	$44,236	$39,349	$45,009

*Derived from audited financial statements.

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CULP Announces Results for First Quarter Fiscal 2020

September 5, 2019

Reconciliation of Selected Income Statement Information to Adjusted Results For Three Months Ended August 4, 2019 (Unaudited)

	As Reported August 4, 2019	(1) Adjustments	August 4, 2019 Adjusted Results
Net Sales	$74,847	$-	$74,847

Cost of Sales	61,482	-	61,482
Gross Profit	13,365	-	13,365

Selling, general, and administrative expenses	10,711	-	10,711
Restructuring credit (1)	(35)	35	-
Income from operations	2,689	35	2,654

Interest expense	9	-	9
Interest income	(249)	-	(249)
Other expense	87	-	87
Income before income taxes	$2,842	$35	$2,807

(1)	The $35 restructuring credit represents employee termination benefits associated with the closure of our Anderson, SC plant facility.

Reconciliation of Selected Income Statement Information to Adjusted Results For Three Months Ended July 29, 2018 (Unaudited)

	As Reported July 29, 2018	(1) Adjustments	July 29, 2018 Adjusted Results
Net Sales	$71,473	$-	$71,473

Cost of Sales (1)	60,914	(1,565)	59,349
Gross Profit	10,559	(1,565)	12,124

Selling, general, and administrative expenses	8,033	-	8,033
Restructuring expense (1)	451	(451)	-
Income from operations	2,075	(2,016)	4,091

Interest expense	20	-	20
Interest income	(150)	-	(150)
Other expense	257	-	257
Income before income taxes	$1,948	$(2,016)	$3,964

(1)	The $1.6 million adjustment for cost of sales represents a restructuring related charge for inventory markdowns. The $451 restructuring charge represents employee termination benefits. These charges are associated with the closure of our Anderson, SC plant facility.

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CULP Announces Results for First Quarter Fiscal 2020

September 5, 2019

Reconciliation of Free Cash Flow For the Three Months Ended August 4, 2019, and July 29, 2018 (Unaudited) (Amounts in thousands)

	Three Months Ended August 4, 2019	Three Months Ended July 29, 2018
Net cash provided by (used in) operating activities	$2,023	$(1,936)
Minus: Capital Expenditures	(935)	(757)
Plus: Proceeds from the sale of property, plant, and equipment	209	-
Minus: Investment in unconsolidated joint venture	-	(100)
Minus: Payments on vendor-financed capital expenditures	-	(1,412)
Minus: Purchase of long-term investments (Rabbi Trust)	(259)	(302)
Effect of exchange rate changes on cash and cash equivalents	(52)	(114)
Free Cash Flow	$986	$(4,621)

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